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                                                                   EXHIBIT 10.15

[NOVACEPT LOGO]
Innovations in Healthcare for Women

                                            January 4, 1999

Eugene Skalnyi, M.D.

Dear Eugene:

         We are pleased that you share our excitement for the prospect of Novacept and we would like to offer you the Clinical Projects Manager position in our organization. You will report directly to the Vice President of Medical Affairs and a summary of some of our expectations of you is as follows: You will assist in the conduct of clinical investigations, by assuming primary in-house responsibility, under the direction of the Director of Clinical Affairs, for all logistical aspects of such trials. You will maintain clinical tracking/material control databases and serve as a liaison between study sites, the plant, and management to guarantee the smooth, uninterrupted progress of clinical investigations, which are critical to the company. You will assist the Research and Development department with New Product Development and in determining the clinical feasibility of such products. You will support the Vice President of Medical Affairs by assuming a major role in the due diligence process for New Business Development, clinical training, protocol generation, and the production of abstracts and publications. You will work with management to develop and implement department policies, procedures, and strategy.

         A position with us is available immediately upon your signing a copy of this letter for our files, and your start date will be January 4, 1999. Your annual salary for this position will be $90,000.00 per year. You will be given an opportunity to purchase 15,000 shares of equity of the company. These shares would be common stock valued at $.45 per share and 1/4 of the stock will vest immediately following completion of your first twelve months of employment by Novacept. Thereafter, the remaining shares will continue to vest over the following 36 months at the rate of l/36th per month for each additional month you are employed by Novacept.

         Your first performance review will be given 12 months following your official start date. Thereafter they will be given annually. Two weeks of paid vacation will be provided annually during the first two years of employment, increasing to three weeks during the third year, and four weeks during the fifth year of your employment. You will also be allowed up to two weeks of paid sick leave per year. Novacept provides medical, dental and life insurance and a 401k plan.

The offer made in this letter is valid for the next 3 days; if it is acceptable please sign and date both copies, and return one to me.

Eugene, I believe this is an ideal opportunity for you to move to the next step in your career. You will be in the position to influence the company culture, and can greatly contribute to the success of Novacept. I think you will find Novacept an exciting and worthwhile venture.

Sincerely,                               Accepted: /s/ [ILLEGIBLE]
                                                  ------------------------------
/s/ Seth A. Stabinsky                    Date: 1/4/99

Seth A. Stabinsky, M.D.
V.P. of Medical Affairs

 1047 Elwell Court - Palo Alto, California 94303 - USA - Tel: (650) 428 3638 -
                              Fax: (650) 428 3620